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                                                                       EXHIBIT 1


                   Santa Fe International Corporation Confirms
                    Reports of Potential Secondary Offering


         DALLAS, April 7 / PRNewswire/ - Santa Fe International Corporation (NYSE: SDC) today confirmed reports that the Kuwait Supreme Petroleum Council has authorized the Kuwait Petroleum Corporation (KPC) to proceed with an underwritten public offering of a portion of the ordinary shares of Santa Fe International Corporation indirectly held by KPC. Santa Fe will not be issuing any of its own shares in any proposed offering. Any offering will be made only by means of a prospectus, and it currently is anticipated that such an offering would be completed in the second quarter of 2000.

         Santa Fe International Corporation is a leading international offshore and land contract driller. The Company owns and operates a high quality, technologically advanced fleet of 27 marine drilling rigs and 33 land drilling rigs and is a provider of drilling related services to the petroleum industry.

         Statements made in this document that state the Company's or management's intentions, hopes, plans, estimates, beliefs, expectations, anticipations or predictions of the future and words of similar import are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors with respect to such forward-looking statements, including risks and uncertainties that could cause actual results to differ materially from the Company's expectations are disclosed from time to time in the Company's SEC filings including but not limited to the Company's Annual Report filed on Form 20-F for the year ended December 31, 1999. Copies of the SEC filings may be obtained by contacting the Company or the SEC.

         /CONTACT: Richard Hoffman, Vice President, Investor Relations of Santa Fe International Corporation, 972-701-7950, or fax, 972-701-7737, or email, irelations@sfdrill.com/
         /Web site: http://www.sfdrill.com/